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                                                                   EXHIBIT 12.1


                         DUKE ENERGY FIELD SERVICES, LLC
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                          Years Ended
                                                                      -----------------------------------------------------
                                                                        1998       1999       2000       2001      2002
                                                                        Predecessor Company Historical
                                                                      --------------------------------

Earnings:
 Pretax income from continuing operations before equity earnings        (6,528)    51,856    341,800     337,032    (74,738)
 Add:
  Fixed charges                                                         54,791     55,021    151,567     168,789    172,341
  Distributed income of equity investees                                11,845     22,502     27,424      30,069     53,878

 Subtract:
  Interest Capitalized                                                   1,565        930        324         769      4,702

                                                                      --------   --------   --------    --------   --------
 Income as adjusted                                                     58,543    128,449    520,467     535,121    146,779
                                                                      --------   --------   --------    --------   --------

Fixed charges:
  Interest and Debt expense per Statement of Income                     52,403     52,915    149,220     165,670    165,841
  Capitalized Interest                                                   1,565        930        324         769      4,702
  Portion of rents representative of the interest factor                   823      1,176      2,023       2,350      1,798

                                                                      --------   --------   --------    --------   --------
TOTAL FIXED CHARGES                                                     54,791     55,021    151,567     168,789    172,341
                                                                      --------   --------   --------    --------   --------


RATIO OF EARNINGS TO FIXED CHARGES                                        1.07       2.33       3.43        3.17       0.85


Amount Needed to cover fixed charges:                                                                                25,562
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